Exhibit 99.1

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502	NEWS RELEASE

Company Contact:	Investor and Media Contact:
Marty Filogamo Senior Vice President – Marketing Manager Farmers & Merchants Bancorp, Inc. (419) 445-3501 ext. 15435 mfilogamo@fm-bank.com.	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Farmers & Merchants Bancorp, Inc. Announces Listing on The NASDAQ Stock Market LLC

ARCHBOLD, OHIO, May 5, 2017, Farmers & Merchants Bancorp, Inc. the holding company for The Farmers & Merchants State Bank, announced today that it has received approval from The NASDAQ Stock Market LLC to list its common stock for trading on the NASDAQ Capital Market. Shares of the Company’s common stock will begin trading on the NASDAQ Capital Market under the symbol “FMAO” effective with the opening of the market on Wednesday, May 10, 2017.

“The listing of our common stock on NASDAQ represents another significant milestone in the 120-year history of The Farmers & Merchants State Bank,” said Paul S. Siebenmorgen, President and Chief Executive Officer. “As our Bank continues to expand, the NASDAQ listing is expected to provide shareholders with greater liquidity and enhanced ease in trading, increase the exposure of our Company outside of our historical markets, and price the enhanced visibility into the value of the Company. Ultimately, listing our common stock on NASDAQ is another important step in our plan to grow our organization and create sustained value for shareholders.”

About Farmer & Merchants State Bank:

The Farmers & Merchants State Bank is a local independent community bank that has been serving Northwest Ohio and Northeast Indiana since 1897. The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services through its 24 offices. Our locations are in Fulton, Defiance, Henry, Lucas, Williams, and Wood counties in Northwest Ohio. In Northeast Indiana, we have offices located in DeKalb, Allen and Steuben counties.

Forward-Looking Statements

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, change in the financial and securities markets, including changes with respect to the market value of our financial assets, the availability of and costs associated with sources of liquidity, and the ability of the Company to resolve or dispose of problem loans. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.